SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the PACCAR Parts Distribution Center, located at 405 Houser Way North, Renton, Washington, at 10:30 a.m. on Tuesday, April 25, 2017.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Items 1 and 2; a vote of THREE YEARS on Item 3; and a vote AGAINST Items 4 and 5.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or the internet.

Sincerely,

Mark C. Pigott

Executive Chairman of the Board

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 25, 2017, at the PACCAR Parts Distribution Center, located at 405 Houser Way North, Renton, Washington, for these purposes:

1.	To elect as directors the four Class I nominees named in the attached proxy statement to serve one-year terms ending in 2018.

2.	To vote on an advisory resolution to approve executive compensation.

3.	To vote on an advisory basis on the frequency (every one, two or three years) of the stockholder advisory vote on executive compensation (Item 2).

4.	To vote on a stockholder proposal regarding supermajority vote provisions if properly presented at the meeting.

5.	To vote on a stockholder proposal regarding proxy access if properly presented at the meeting.

6.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on February 28, 2017.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the PACCAR Parts Distribution Center in Renton, Washington can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

J. D. Clack

Secretary

Bellevue, Washington

March 16, 2017

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m., local time, on Tuesday, April 25, 2017, at the PACCAR Parts Distribution Center in Renton, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were first sent to stockholders on or about March 16, 2017.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 28, 2017. Each outstanding share of common stock is entitled to one vote on each of the items presented at the meeting. At the close of business on February 28, 2017, the Company had 351,254,900 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the internet.

Voting by Proxy

Mark C. Pigott and Charles R. Williamson are designated proxy holders to vote shares on behalf of stockholders at the 2017 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the “SIP”) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the internet address listed on the proxy form and follow the voting instructions given.

Telephone and internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.    A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held at 10:30 a.m. on April 25, 2017, at the PACCAR Parts Distribution Center in Renton, Washington. The 2017 proxy statement and the 2016 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2017annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should write to Wells Fargo Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2016 Annual Report and 2017 Proxy Statement at a shared address prior to the 2017 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker or PACCAR at 425.468.7495 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business. Abstentions are counted as shares present at the meeting.

Item 1: Election of Directors

In an uncontested director election, each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes cast include votes “against” but exclude “abstentions” and “broker nonvotes” with respect to that director’s election. Pursuant to the Company Bylaws, an incumbent director that is not elected by a majority vote will tender his or her resignation subject to acceptance by the Board. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed, dated and returned unmarked will be voted FOR all of the nominees for Class I Director. Please note that brokers and custodians may not vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Item 2:

Proxies signed, dated and returned unmarked will be voted FOR Item 2.

To be approved, Item 2 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the item.

Item 3:

Proxies signed, dated and returned unmarked will be voted for holding a non-binding, advisory vote on executive compensation every THREE YEARS.

Stockholders may cast an advisory vote on how frequently stockholders will be asked to vote on executive compensation. Stockholders may select every one, two or three years or may abstain from voting. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote at the Annual Meeting will constitute the stockholder preference. Abstentions will not affect the outcome of the vote.

Items 4 and 5:

Proxies signed, dated and returned unmarked will be voted AGAINST Items 4 and 5.

To be approved, Items 4 and 5 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against each item.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owner of five percent or more of the Company’s common stock as of December 31, 2016 (amounts shown are rounded to whole shares):

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Bank of America Corporation 100 North Tryon Street Bank of America Corporate Center Charlotte, NC 28255	18,397,941	(a)	5.3

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	25,793,136	(b)	7.4

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	22,635,770	(c)	6.5

(a)	Bank of America Corporation and its subsidiaries reported on Schedule 13G filed February 14, 2017 that it has shared voting power over 11,681,939 shares and shared dispositive power over 18,397,941 shares.

(b)	BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed January 25, 2017 that it has sole voting power over 22,397,687 shares and sole dispositive power over 25,793,136 shares.

(c)	The Vanguard Group and its subsidiaries reported on Schedule 13G filed February 10, 2017 that it has sole voting power over 556,594 shares; shared voting power over 61,694 shares; sole dispositive power over 22,027,981 shares and shared dispositive power over 607,789 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following list includes all shares of the Company’s common stock beneficially owned by each Company director, director nominee and Named Executive Officer, and by Company directors and executive officers as a group as of February 28, 2017 (amounts shown are rounded to whole share amounts).

Name	Shares Beneficially Owned	Percent of Class
Ronald E. Armstrong	368,952(a)	*
Robert A. Bengston	91,020(a)	*
Dame Alison J. Carnwath	27,178(b)	*
Robert J. Christensen	116,318(a)	*
Beth E. Ford	10,745(b)	*
Kirk S. Hachigian	23,788(b)	*
Luiz Kaufmann	28,768(b)	*
Roderick C. McGeary	12,603(b)	*
Gary L. Moore	107,123(a)	*
John M. Pigott	3,611,274(b)(c)	1.03
Mark C. Pigott	5,591,607(d)	1.59
T. Kyle Quinn	90,864(a)	*
Mark A. Schulz	13,681(b)	*
Gregory M. E. Spierkel	24,703(b)	*
Charles R. Williamson	61,108(b)	*
Total of all directors and executive officers as a group (24 individuals)	9,278,930	2.64

*Does not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: R. E. Armstrong 20,591; R. J. Christensen 23,159; G. L. Moore 47,227; R. A. Bengston 21,083; T. K. Quinn 5,985. Includes restricted shares for which the participant has voting power as follows: R. E. Armstrong 61,459; R. J. Christensen 22,007; G. L. Moore 11,895; T. K. Quinn 8,157; R. A. Bengston 8,647. Also includes options to purchase shares exercisable within 60 days of February 28, 2017 as follows: R. E. Armstrong 180,306; R. J. Christensen 28,132; G. L. Moore 38,480; R. A. Bengston 12,910; T. K. Quinn 66,534. Also includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock as follows: R. A. Bengston 39,016; T. K Quinn 330.

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (“the RSDC Plan”) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights to be settled in shares of common stock as follows: B. E. Ford 6,383; K. S. Hachigian 23,788; L. Kaufmann 23,768; R. C. McGeary 12,603; J. M. Pigott 21,652; M. A. Schulz 6,765; G. M. E. Spierkel 24,703; C. R. Williamson 36,081.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed. Includes the same 1,308,892 shares reported by M. C. Pigott which are owned by a corporation over which he has no voting or investment power. These shares are reported once in the total ownership summary.

(d)	Includes 81,933 shares allocated in the Company’s SIP for which he has sole voting and investment power and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 848,700 shares exercisable within 60 days of February 28, 2017, and deferred cash awards accrued as 182,357 stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock. Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES FOR SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:	ELECTION OF DIRECTORS

Four Class I directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class I directors for a term expiring at the Annual Meeting of Stockholders in 2018. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS I DIRECTORS

(TERMS EXPIRE AT THE 2018 ANNUAL MEETING)

BETH E. FORD, age 53, is group executive vice president and chief operating officer at Land O’Lakes, a member-owned agricultural production and dairy cooperative and has held that position since November 2015. She previously served as executive vice president and chief supply chain and operations officer at Land O’Lakes since 2012. Ms. Ford served as executive vice president and head of supply chain at International Flavor and Fragrances (2008-2011). Ms. Ford has served as a director of Clearwater Paper Corporation since 2013. She is on the Dean’s Advisory Committee for the College of Business at Iowa State University and the Board of Advisors at the Columbia University Business School – Deming Center. She has served as a director of the Company since April 2015. Ms. Ford has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Columbia University Business School and a BBA from Iowa State University. Ms. Ford has a background in agribusiness, chemicals, consumer package goods, publishing and oil and gas gained through 30 years in operating and senior leadership positions with global companies including International Flavor and Fragrances, PepsiCo, Hachette Book Group, Scholastic Corporation and Mobil Corporation.

KIRK S. HACHIGIAN, age 57, is executive chairman of JELD-WEN, inc., a global manufacturer of windows and doors and has held that position since December 2015. He previously served as chairman, president and chief executive officer of JELD-WEN, inc. from April 2014 through December 2015, as a principal of SkyKarr Capital LLC, a private investment firm, from 2013 to March 2014 and as chairman, president and chief executive officer of Cooper Industries plc, a global manufacturer of electrical products, from 2006 until it was acquired by Eaton Corporation in 2012. He has served as lead director for Allegion plc and as a director of NextEra Energy Inc. since 2013. He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an MBA from the University of Pennsylvania’s Wharton School. Prior to his 11 years of service with Cooper, he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

RODERICK C. MCGEARY, age 66, served in consulting and audit roles with KPMG LLP from 1972 to 2000 culminating in the position as co-vice chairman of consulting (1997-1999). He has served as a director of Raymond James Financial, Inc. since September 2015. He was chairman of BearingPoint Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004 to 2009 and was its interim chief executive officer from 2004 to 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. He has served as a director of Cisco Systems since 2003. He previously served as non-executive chairman of Tegile Systems, Inc. (2010-2012) and as a director of Dionex Corporation (2004-2011) and National Semiconductor Corporation (2009-2011). He has served as a director of the Company since 2012. Mr. McGeary has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in accounting from Lehigh University, strong experience as a certified public accountant and extensive experience in management and technology consulting.

MARK A. SCHULZ, age 64, is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007 and in a variety of executive roles during over 30 years with Ford, including running Ford’s Mazda, Jaguar, Land Rover and Aston Martin affiliates and setting up manufacturing and distribution operations in South America, Europe, Asia and Africa. He has served as a director of Dana Holdings Corporation since 2008 and previously served as a director of YRC Worldwide, Inc. (2007-2009), and as a director of the National Committee of United States-China Relations and the United States-China Business Council. He has served as a director of the Company since 2012. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an MBA from the University of Detroit, an M.S. in management from the Massachusetts Institute of Technology as well as over 35 years of management experience in the automotive industry worldwide.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2018 ANNUAL MEETING)

MARK C. PIGOTT, age 63, is Executive Chairman of the Company and has held that position since April 2014. Mr. Pigott was Chairman and Chief Executive Officer of the Company from January 1997 to April 2014, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989. He has served as a director of Franklin Resources Inc., an investment management company, since 2011. He is the brother of John M. Pigott, a director of the Company. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 38 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

CHARLES R. WILLIAMSON, age 68, served as chairman of the board of Weyerhaeuser Company, a forest products company (2009-2016), and of Talisman Energy Inc., a Canadian oil and gas company (2009-2015). He continues to serve on the board of Weyerhaeuser Company as lead independent director. He served as chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He has served as a director of the Company since 2006 and has served as lead director since 2014.

Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive officer.

RONALD E. ARMSTRONG, age 62, is Chief Executive Officer of the Company and has held that position since April 2014. Mr. Armstrong served as President of the Company from January 2011 to April 2014, Executive Vice President from August to December 2010, Senior Vice President from December 2007 to July 2010, and Vice President from November 2002 to November 2007. Previously, he was a senior manager with Ernst & Young where he worked for 16 years. He has served as a director of the Company since 2014. Mr. Armstrong has the attributes and qualifications listed in the Company guidelines for board membership. He is a certified public accountant, has a degree in accounting from the University of Central Oklahoma, and thorough knowledge of the global commercial vehicle industry gained through 23 years with the Company.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2019 ANNUAL MEETING)

DAME ALISON J. CARNWATH, age 64, is chairman of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange and has held that position since 2008. She has also been a senior adviser to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners) since 2005, and chairman of the management board at Living Bridge Equity Partners, LLP, a private equity firm (formerly known as ISIS Equity Partners, LLP) since 1999, both based in the United Kingdom. She became a director of Coller Capital Ltd. in May 2015. She has been a member of the supervisory board and chairman of the audit committee of BASF, a leading chemical company based in Germany, since 2014, and she has served as a director of Zurich Insurance Group since 2012. She previously served as non-executive chairman of MF Global Holdings Ltd. (2008-2010); and as a non-executive director of the Man Group plc (2001-2013), Malachite, a UK consulting firm (2010-2012), and Barclays plc (2010-2012), all United Kingdom based companies. She has served as a director of the Company since 2005. Dame Alison has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chairman (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 32 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

LUIZ KAUFMANN, age 71, is managing partner of L. Kaufmann Consultants in Sao Paulo, Brasil, a company which provides investment banking services and operational leadership in mergers and acquisitions and has held that position since 2008. He currently also serves as CEO and is a director of El Tejar Limited, a Bermuda-based company that has agriculture and livestock operations in South America and has held that position since 2013. He has served on the advisory councils for Nubank and Endless Mobile since 2013. He previously served as president and CEO of Kroton Educacional (2009-2010) and as President and CEO (2006-2008) and as a director (2001-2006) of Medial Saude. He previously served as a director of several Brasilian companies, including GOL, a Brasilian airline (2004-2016), and Vivo, the largest mobile telecom company in Brasil (2005-2009). He previously held CEO positions at several Brasilian companies including Aracruz Celulose, the largest eucalyptus pulp producer in the world (1993-1998), and Grupo Multiplic (1985-1990), a diversified financial group. He also served as the managing director of Arthur D. Little in Brasil (1977-1984). He has served as a director of the Company since 2012. Mr. Kaufmann has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from the Federal University of Paraná and a master’s degree in industrial engineering from the Illinois Institute of Technology. Because he will have reached the age of 72, Mr. Kaufmann’s term as a director will expire on the day preceding the Company’s 2018 annual meeting in accordance with the Company Bylaws.

JOHN M. PIGOTT, age 53, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC since

2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an MBA from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GREGORY M. E. SPIERKEL, age 60, served as chief executive officer of Ingram Micro Inc., a $34 billion worldwide distributor of technology products, from 2005 to 2012. He previously served as president from March 2004 to April 2005. During his 14-year tenure with that company he held other senior positions including executive vice president. He was also a director of Ingram Micro (2005-2012). He has served as a director of MGM Resorts International since 2013 and as a director of Schneider Electric (Paris) since October 2014. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Georgetown University and 32 years of management experience around the world including seven years as chief executive of Ingram Micro.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons served as independent directors in 2016 as defined by NASDAQ Rule 5605(a)(2): Dame Alison J. Carnwath, Beth E. Ford, Kirk S. Hachigian, Luiz Kaufmann, Roderick C. McGeary, Mark A. Schulz, Gregory M. E. Spierkel and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on the Company’s website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

The Company’s leadership structure includes an Executive Chairman, a Chief Executive Officer and an independent lead director who serves for a three-year term. C. R. Williamson currently serves as lead director. This leadership structure, in which the roles of the Executive Chairman and Chief Executive Officer are separate, together with an experienced and engaged lead director and independent key committees, is appropriate for the Company at this time because it effectively allocates authority, responsibility and oversight between management, the Executive Chairman and the independent members of the Board.

The Company has policies to ensure a strong and independent board. The Board regularly meets in executive session without management. The lead director presides over the executive sessions of the Board’s independent directors. Seventy-three percent of the Company’s eleven current directors are independent as defined under NASDAQ rules.

The Board oversees risk through management presentations at Board meetings and through its Audit, Compensation and Nominating and Governance Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the Committee reports to the full Board at least four times a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk. The Nominating and Corporate Governance Committee oversees potential risks regarding governance by monitoring legal developments and trends.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2016. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2016 except G. M. E. Spierkel.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
R. C. McGeary	G. M. E. Spierkel	M. C. Pigott	C. R. Williamson
A. J. Carnwath	B. E. Ford	J. M. Pigott	A. J. Carnwath
L. Kaufmann	K. S. Hachigian	C. R. Williamson	R. C. McGeary
G. M. E. Spierkel	M. A. Schulz		M. A. Schulz

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee annually assesses the independent public accounting firm’s qualifications, independence, performance and whether there should be a rotation of the Company’s independent accounting firm. The Committee and its chairperson are involved in the selection of the audit firm’s lead engagement partner. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated all four members of the Audit Committee as financial experts. The Committee met six times in 2016.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long-Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO and other executive officers. In 2016, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to provide a market analysis of the compensation of the Named Executive Officers. Mercer analyzed data from the Peer Companies and two industry surveys and reported its results to the Committee. Mercer was paid $46,000 for this project. Mercer and its affiliates also were retained by Company management to provide insurance brokerage and human resource consulting services. The consultants providing these services were not the same consultants that advised the Compensation Committee. The aggregate fees paid for those other services in fiscal year 2016 were $367,585. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. The Committee conducted an independence assessment and no conflict of interest was identified.

The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the SEC and NASDAQ rules, the “outside director” requirements of Section 162(m) of the Internal Revenue Code, and the “nonemployee director” requirements of Rule 16b-3 of the Securities Exchange Act of 1934. The Committee met five times in 2016.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board including international business, manufacturing, financial services and aftermarket customer programs. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the members of the Board of Directors.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the four Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2016.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action once in 2016.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2016:

Summary Compensation

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c)($)	Total (d)($)
A. J. Carnwath	130,000	130,020	0	260,020
B. E. Ford	125,000	130,020	5,000	260,020
K. S. Hachigian	130,000	130,020	0	260,020
L. Kaufmann	115,000	130,020	0	245,020
R. C. McGeary	145,000	130,020	0	275,020
J. M. Pigott	105,000	130,020	0	235,020
M. A. Schulz	135,000	130,020	5,000	270,020
G. M. E. Spierkel	140,000	130,020	0	270,020
C. R. Williamson	145,000	130,020	5,000	280,020

(a)	Fees for non-employee directors include the 2016 annual retainer of $100,000, paid quarterly and committee meeting fees of $5,000 per meeting. In addition, an annual $10,000 retainer is payable quarterly to the lead director and the chairman of the audit, compensation, and nominating and governance committees. If newly elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when more than one committee meeting is held on the same day. B. E. Ford, L. Kaufmann and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the narrative below.

(b)	The grant date fair value of the restricted stock award granted on January 4, 2016 to non-employee directors was $130,020, calculated in accordance with FASB ASC Topic 718. See Note Q, Stock Compensation Plans, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. On December 31, 2016, non-employee directors held unvested shares of restricted stock as follows: Dame A. J. Carnwath 6,375; C. R. Williamson 6,375. In lieu of restricted stock, some non-employee directors held unvested restricted stock units including additional deferred stock units credited as a result of dividend equivalents earned with respect to the restricted stock units as follows: B. E. Ford 8,222; K. S. Hachigian 21,600; L. Kaufmann 21,130; R. C. McGeary 10,516; J. M. Pigott 19,483; M. A. Schulz 6,703; G. M. E. Spierkel 22,506; C. R. Williamson 35,300.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	B. E. Ford, L. Kaufmann and C. R. Williamson deferred some or all of their cash compensation earned in 2016 into stock units. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Non-Employee Director Compensation Program

In addition to the cash compensation described in footnote (a) above, on the first business day of the year, each non-employee director received $130,020 in restricted stock or restricted stock units under the stockholder approved Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (“RSDC Plan”). The number of shares received is determined by dividing $130,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors newly elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon retirement, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. If non-employee directors elect to receive a credit to the stock unit account in lieu of a grant of restricted stock, the account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions as discussed below.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter, dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. Those electing restricted stock units have no voting rights in the stock. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock. The aggregate number of deferred stock units accumulated in the deferral account of participating non-employee directors is reflected in footnote (b) to the Stock Ownership Table on page 4.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs related to their service as a PACCAR director.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least three times their annual cash retainer in Company stock and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service have the required stockholding as of January 1, 2017.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all of its directors and executive officers complied with all reporting requirements of Section 16(a) of the Securities and Exchange Act on a timely basis during 2016, except for two transactions concerning the purchase of shares by R. J. Christensen on May 4 and May 6, 2016, which were reported on a Form 4 on May 20, 2016.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary of Company Performance and Compensation Practices

In 2016, the Company reported very good revenues and net income and delivered Total Shareholder Return (TSR) of 38.3%. The Company has delivered 78 consecutive years of net income, paid annual dividends every year since 1941 and delivered an average annual total return to stockholders over the past 15 years of 14.7 percent versus 6.7 percent for the S&P 500.

2016 Financial Results and Business Highlights:

•	Revenues of $17.03 billion

•	Adjusted net income of $1.35 billion(1)

•	8.0% Adjusted after-tax return on revenue(2)

•	Stockholders’ equity of $6.78 billion

•	A total dividend of $1.56 per share declared

•	Achieved TSR of 38.3%

•	Introduced a proprietary PACCAR tandem axle in North America

•	Record 64% PACCAR heavy-duty trucks sold with a PACCAR MX engine

•	PACCAR Parts opened new Renton distribution center

•	Introduced the PACCAR MX-11 engine to U.S. customers

(1)	Adjusted net income consists of GAAP net income of $522 million excluding the European Commission settlement of $833 million

(2)	After-tax return on revenue based on GAAP net income of $522 million is 3.1%

Key Compensation and Governance Practices

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for generating outstanding performance for stockholders.

•	Incentive-based pay (“Pay for Performance”) represents approximately 69 percent of the Named Executive Officers’ target total compensation.

•	Net income is the key metric in the annual incentive compensation program.

•	The key metrics for long-term incentive cash awards are three-year change in net income, return on sales and return on capital compared with Peer Companies.

•	Executive officer stock ownership guidelines and holding requirements align executives’ long-term goals with that of stockholders.

•	There are no employment contracts, excise tax gross ups or significant perquisites for executive officers.

•

The Committee updated the LTIP and restricted stock programs to clarify the timing of vesting for each type of award. It also updated the Senior Executive Yearly Incentive Compensation Plan and the LTIP to conform the language between plans.

•	The Company does not discount, backdate, reprice or grant equity awards retroactively and prohibits the buy-out of underwater options.

•	The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•

The Company may claw back executive officer incentive compensation where a financial restatement is caused by fraud and the incentive compensation was based on financial results impacted by the restatement.

Compensation Program Objectives and Structure

PACCAR’s compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors. The programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. The Company has delivered 78 consecutive years of net income, paid annual dividends every year since 1941 and delivered excellent stockholder returns. The Company has outperformed the S&P 500 index for the 1-, 5-, 15-, and 20-year periods ending December 31, 2016. Average annual total return to stockholders for 2016 was 38.3 percent versus 11.9 percent for the S&P 500. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company profit targets and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long-Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by net income change, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short- and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 28, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations.

The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Stockholder Approval for the Company’s Executive Compensation Programs

In 2014, stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote). Over 98 percent of the shares voted approved the Company’s compensation practices. The Committee believes the stockholder vote affirms the Company’s conservative approach to executive compensation. In 2011, an advisory vote was taken on the frequency with which we ask our stockholders to provide an advisory vote on our executive compensation program in the future. We proposed that the vote would be held every three years. A majority of the shares that voted on this proposal approved a three year period for say-on-pay votes. A “say on pay” vote will be held this year and is described on page 32.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including job responsibilities, Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.    The Committee periodically utilizes information from published compensation surveys as well as compensation data from Peer Companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants.    The Committee periodically retains a compensation consultant to assess the competitiveness of the Company’s compensation programs. In 2016, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to evaluate the executive base salaries and total compensation structure, which were previously reviewed in 2015. Mercer compiled compensation data from the Company’s Peer Companies, as well as from a Mercer study concerning executive compensation in the United States and a Willis Towers Watson survey. Mercer provided the Committee with aggregated data obtained from the surveyed companies. The review found that the Company’s salary structure midpoints were on average six percent below the market median and the base salaries for the executive officers were on average 10 percent below the market median. Mercer reported its findings to the Committee and proposed a revised salary structure with midpoints increased six percent to approximately the market median. The Committee adopted the proposed executive salary structure effective January 1, 2017.

Peer Companies.    As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes. The Peer Companies are listed below. The Committee removed Scania AB from the list beginning with the 2015-2017 LTIP cycle because it is a subsidiary of Volkswagen and its shares are no longer publicly traded. The Committee approved the addition of CNH Industrial N.V. (parent company of Iveco) as a Peer Company beginning with the 2015-2017 LTIP cycle. The Peer Group Index is listed on page 36.

Company Name	FY 2016 Revenue (in $ billions)
PACCAR Inc	17.0
AGCO Corporation	7.4
Caterpillar Inc.	38.5
CNH Industrial N.V.	24.9
Cummins Inc.	17.5
Dana Holding Corporation	5.8
Deere & Company	26.6
Eaton Corporation	19.7
Meritor Inc.	3.2
Navistar International Corp.	8.1
Oshkosh Corporation	6.3
AB Volvo	35.3

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Element	Designed To Reward	Relationship To The Objectives

Base Salary	• Experience, knowledge of the industry, duties and scope of responsibility	• Provides a level of cash compensation to attract and retain talented executives to the Company who can continue to improve the Company’s overall performance

Short-Term Incentive Compensation	• Success in achieving annual objectives	• Motivates executives to achieve specific Company-wide and business unit objectives • Provides competitive compensation to attract and retain talented executives

Long-Term Incentive Compensation	• Continued excellence and attainment of objectives over time • Success in long-term growth and development

•    Motivates executives to achieve long-term business unit and Company-wide objectives

•    Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value

•    Provides competitive compensation to attract and retain talented executives

Compensation Mix.    The Company’s executive compensation program structure includes a balance of salary and annual and long-term incentives, including Company equity. For 2016, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results, which benefit stockholders.

Base Salary.    Base salary provides a level of compensation that is competitive with industry Peer Companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2016 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2016. The Committee considered performance, the addition of new responsibilities and the midpoint in the Mercer 2016 report in its review of salaries. The Chief Executive Officer suggested salary revisions for the other Named Executive Officers. The Committee approved the salary percentage increases for 2016 as follows: G. L. Moore, 37.5 percent, reflecting his promotion and expanded responsibilities as Executive Vice President and for his contribution towards increased business unit profit margins and market share; and R. A. Bengston, 5.9 percent. The Committee believes these increases align the Named Executive Officers with the salaries of the median of the industry Peer Group reflecting current market trends and the additional responsibilities that some of the Named Executive Officers have assumed over the past 12 months. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).    This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. Subject to the funding maximums established by the Committee that are described below under the heading “Tax Treatment”, the Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2016 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140% and above
% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net income goal. The Committee has chosen net income, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, all of the 2016 annual incentive compensation for the Chief Executive Officer and a substantial portion of the annual incentive compensation for each of the Named Executive Officers is based upon Company net income performance. The net income goal is proposed by Company management and approved by the Board and the Committee before or within the first 90 days of each year. The target level represents an amount of net income that the Committee determines is attainable with excellent performance under expected economic conditions. The remaining goals for the other Named Executive Officers were based upon individual business unit or leadership criteria determined by the Chief Executive Officer. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award otherwise payable to the Named Executive Officers under each officer’s funding maximum based on the achievement of the IC Plan goals, an assessment of individual performance and other factors within the discretion of the Committee.

For 2016, the Company’s net income target was $1.42 billion with a minimum incentive compensation threshold of $1.24 billion and a maximum incentive compensation threshold of $1.66 billion. Actual net income achieved was $522 million. For 2016, the Committee decided to exclude from the assessment of the net income goal the $833 million non-recurring charge for the European Commission settlement. For purposes of determining the Company profit goal, the Committee concluded that the adjusted net income was a better representation of management’s performance during the year and that including the charge would materially affect the compensation of IC Plan participants due to factors out of their control. Adjusted net income excluding the non-recurring European Commission charge was $1.35 billion. The Committee approved award payments of 78.2 percent of the net income target award, which corresponds with achievement of 89.1 percent of the net income goal for each eligible Named Executive Officer. The Committee approved an overall payment for R. E. Armstrong of 78.2 percent of target, based on 89.1 percent achievement of the Company profit goal. The Committee approved an overall payment for R. J. Christensen of 104.1 percent of target including 80 percent achievement of the business unit profit goals and 140 percent achievement of the leadership goal related to development of DAF’s business in Brasil and the effectiveness of materials cost reduction activities. The Committee approved an overall payment for G. L. Moore of 95.7 percent of target including 93.4 percent achievement of the business unit profit goals and 120 percent achievement for his leadership of Company growth initiatives. The Committee approved an overall payment for R. A. Bengston of 83.5 percent of target including 80.3 percent achievement of the business unit profit goals and 120 percent achievement for his leadership of Company growth initiatives. The Committee approved an overall payment for T. K. Quinn of 103.3 percent of target including 110 percent achievement of the business unit leadership goals related to long-term information systems projects and initiatives. The Committee exercised discretion to reduce each Named Executive Officer’s maximum funding amount described below under the heading “Tax Treatment” in determining payout as described above. The following table outlines the 2016 goals and incentive awards for each Named Executive Officer:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
R. E. Armstrong Chief Executive Officer	Company Profit Goal	125	100	78.2

R. J. Christensen President & Chief Financial Officer	Company Profit Goal Business Unit Profit Business Leadership	95	50 25 25	104.1

G. L. Moore Executive Vice President	Company Profit Goal Business Unit Profit Business Leadership	80	50 25 25	95.7

R. A. Bengston Senior Vice President	Company Profit Goal Business Unit Profit Business Leadership	70	40 40 20	83.5

T. K. Quinn Senior Vice President	Company Profit Goal Business Leadership	70	40 60	103.3

Long-Term Incentive Compensation (“LTIP”).    The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options and cash incentive awards. The program also includes restricted stock, which is awarded to certain executives based on the attainment of an annual performance goal and vests over three years. The LTIP aligns the interests of executives with those of stockholders to focus on long-term growth in stockholder value. The 2016 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock
R. E. Armstrong	150%	355%	170%

R. J. Christensen	90%	270%	90%

G. L. Moore	70%	230%	60%

R. A. Bengston	60%	190%	60%

T. K. Quinn	60%	190%	60%

Long-term incentive compensation cash award.    This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies’ performance over a three-year period. Company performance is measured by three-year change in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year. Subject to the funding maximums established by the Committee that is described below under the heading “Tax Treatment” the Committee approved the following goals for the 2016-2018 cycle:

Name	Financial Performance and Individual Performance Measures for LTIP 2016-2018 Cycle	Performance Measure as a % of Target
R. E. Armstrong	Company Performance Goal Business Leadership	75 25
R. J. Christensen	Not applicable due to retirement on February 1, 2017
G. L. Moore	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
R. A. Bengston	Company Performance Goal Business Unit Profit Business Leadership	35 35 30
T. K. Quinn	Company Performance Goal Business Leadership	40 60

The Committee believes that three-year change in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over 15 years. During that period the Company ranked above 50 percent of the Peer Companies in 12 of the 15 years, demonstrating excellent performance against the Peer Companies and providing superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for the Chief Executive Officer and the Named Executive Officers is based upon individual business unit and leadership goals determined by the Committee for the Chief Executive Officer, and by the Chief Executive Officer for the other Named Executive Officers, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150% and above
% of Target Paid	0%	50%	100%	150%	200%

In April 2016, the Committee determined cash awards for the three-year period ending December 31, 2015. For the 2013-2015 LTIP cycle, the Company ranked second among the twelve Peer Companies and the Committee approved a payout of 182 percent of target on the Company Performance Goal for each Named Executive Officer.

All Named Executive Officers in the 2013-2015 LTIP cycle had goals in addition to the Company Performance Goal. The award for R. E. Armstrong was based 30 percent on business unit profit at DAF and 20 percent on profit in Financial Services. The Committee determined that R. E. Armstrong exceeded each goal and approved an overall payout of 145 percent of target. The award for R. J. Christensen was based 25 percent on business unit profit at Peterbilt and 25 percent on business unit leadership. The Committee determined that R. J. Christensen exceeded each goal and approved an overall payout of 168 percent of target. The award for

G. L. Moore was based 40 percent on business unit profit at Kenworth and 40 percent on business unit leadership. The Committee determined that G. L. Moore exceeded each goal and approved an overall payout of 171 percent of target. The award for R. A. Bengston was based 45 percent on business unit profit in Financial Services and 30 percent on business unit leadership. The Committee determined that R. A. Bengston exceeded each goal and approved an overall payout of 139 percent of target. The award for T. K. Quinn was based 75 percent on business unit leadership. The Committee determined that T. K. Quinn exceeded the goal and approved an overall payout of 137 percent of target. The Committee exercised discretion to reduce each Named Executive Officer’s maximum funding amount described below under the heading “Tax Treatment” in determining payout as described above. The long-term cash awards for the 2014-2016 LTIP cycle have not been determined as of the date of this proxy statement because Peer Group comparison data was not available.

The maximum amount that may be paid to any eligible participant in any year under this program is $7,000,000. The award is also subject to the conditions of payment set forth in the Long-Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award otherwise payable to the Named Executive Officers under each officer’s funding maximum based on the achievement of the LTIP goals, an assessment of individual performance and other factors within the discretion of the Committee.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release and are not repriced, backdated or purchased by the Company. The number of options is determined by multiplying the executive’s base salary on the grant date by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Options become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. Prior to January 1, 2014, a participant who elects early retirement at or after age 55 under a Company retirement plan, but before age 62, has 12 months from retirement to exercise vested options. Unvested options are forfeited. For stock options granted after January 1, 2014, a participant who retires at age 62 with 15 years of service, but before age 65, has ten years from date of grant to exercise vested options and a prorated number of stock options which are not otherwise exercisable at the time of retirement will become immediately exercisable, and may thereafter be exercised by the participant at any time within ten years after the date of grant. A participant who retires at or after age 65 has the full term to exercise options and unvested options will continue to vest. Vesting may be accelerated in the event of a change in control.

The Compensation Committee granted stock options on February 4, 2016 in accordance with the target award percentages listed on page 19. All stock options granted in 2016 vest and become exercisable on January 1, 2019, and remain exercisable until February 4, 2026 unless the participant’s employment terminates earlier for reasons other than retirement, or the participant is demoted to an ineligible position.

Annual restricted stock program.    Performance-based restricted stock is included in the program because it links the interests of executives directly with stockholders’ interests through increased individual stock ownership and adds a performance goal that is tied to the success of our business. The Committee sets a Company performance goal on or before the first 90 days of the year, and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The number of restricted shares is determined by multiplying the executive’s base salary by the target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The restricted shares are valued at the closing price of the Company’s stock on the date of grant. The restricted stock vests 25 percent on the first day of the month following the grant and an additional 25 percent on each succeeding first of January. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

The performance goal for 2016 was four percent after-tax return on revenue. The goal was determined based on the return on revenues of heavy- and medium-duty truck manufacturers in Europe and North America. Return on revenue is defined as net income divided by total revenues. For the reasons described in the discussion of the IC in this Compensation Discussion and Analysis, the Committee determined that return on revenue in 2016 would be determined excluding the non-recurring charge for the European Commission.

On February 7, 2017, the Committee determined that the 2016 performance goal was achieved and approved restricted stock consistent with the target award percentages listed on page 19. The restricted stock granted on February 4, 2016 for 2015 performance is included on page 24.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Under R. E. Armstrong’s leadership in 2016, the Company achieved very good revenue and net income. The Committee reviewed the Chief Executive Officer’s salary in 2016 versus the market data and approved a 12 percent salary increase, effective January 1, 2017.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 29 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock unit accounts are paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Company’s executive officers are required to meet stock ownership guidelines that reflect alignment of senior executives’ long-term goals with that of the Company stockholders. The minimum number of shares of company stock and deferred stock units expected to be held by each category of executive officer is as follows: the Chief Executive Officer — five times base salary; other Named Executive Officers — three times base salary; and other executive officers — one times base salary. Company executive officers have three years from the January first after the executive first holds the qualifying position to attain the stock ownership target. The Committee reviews compliance with the guidelines each year. Executives who are not in compliance with the ownership threshold must retain all vested restricted stock and at least 50% of after-tax shares acquired through the exercise of stock options until the applicable stock ownership threshold is met. As of January 1, 2017, all executive officers either had achieved the stock ownership threshold or were within the time allowed to meet it.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Long-term cash incentives are prorated upon retirement at age 62, with 15 years of service, or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure certain compensation arrangements in a manner intended to preserve tax deductions for executive compensation under Section 162(m). Cash awards paid under either the IC Plan or the LTIP, stock options and performance-based restricted stock awards granted to Named Executive Officers who are subject to the $1 million dollar annual deduction limitation under Section 162(m) (each, a “Covered Employee”) are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income (the “Annual Pool”) and assigns a percentage of the Annual Pool to each Covered Employee. In 2016, the funding limit under the IC Plan equaled three percent of the Company’s net income and the corresponding maximum share of such pool for the Chief Executive Officer and the next four most highly compensated Covered Employees was 43%, 21.7%, 18%, 8.8% and 8.5%, respectively. The funding limit for the LTIP equaled one percent of the Company’s cumulative net income for the 2016-2018 performance cycle and the corresponding maximum share of such pool for the Chief Executive Officer and the next four most highly compensated Covered Employees was 50.2%, 19.9%, 15.5%, 7.3% and 7.1%, respectively. The Committee can exercise discretion to reduce or eliminate any award otherwise payable to the Covered Employees. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers. The Company does not provide any Executive Officer with a “gross-up” for taxes.

Compensation Forfeiture

In the event the Board determines that an executive officer has engaged in misconduct detrimental to the Company, including fraudulent conduct which results in a material inaccuracy in the Company’s financial statements, the officer may be terminated for “cause” and all unpaid compensation forfeited. Cause is defined to include: an act of embezzlement, fraud or theft; the deliberate disregard of the rules of the Company or a subsidiary; any unauthorized disclosure of any of the secrets or confidential information of the Company or a subsidiary; any conduct which constitutes unfair competition with the Company or a subsidiary; or inducing any customer of the Company or a subsidiary to breach any contracts with the Company or a subsidiary. The provisions do not allow for recoupment of base salary which has been previously paid.

In the event the Board determines that an executive officer has engaged in fraud that has caused or substantially contributed to material restatement of the Company’s financial statements, the Board in its discretion may recover from the officer or former officer any incentive compensation award which was based in whole or in part on financial results that were subject to a material restatement.

Changes Approved for 2017

The Committee updated the LTIP and restricted stock programs to clarify the timing of vesting for each type of award. It also updated the Senior Executive Yearly Incentive Compensation Plan and the LTIP to conform the language between plans.

The Committee approved a revised salary structure and an increase in the target percent of base salary for the cash portion of the LTIP for each Named Executive Officer based on the results of the Mercer market study conducted in 2016. The change is indicated in the following table.

	Percent of Base Salary
	2016	2017
Officer	Long-Term Cash	Long-Term Cash
R. E. Armstrong	150%	180%
R. J. Christensen	90%	110%
G. L. Moore	70%	90%
R. A. Bengston	60%	80%
T. K. Quinn	60%	80%

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (“CD&A”) for 2016 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2017 Annual Meeting.

THE COMPENSATION COMMITTEE

G. M. E. Spierkel, Chairman

B. E. Ford

K. S. Hachigian

M. A. Schulz

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years that ended December 31, 2016:

Name and Principal Position	Year	Salary ($)	Stock Awards (Restricted Stock) ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
R. E. Armstrong	2016	1,210,000	2,212,000	693,623	1,182,775	2,354,372	13,250	7,666,020
Chief Executive Officer	2015	1,186,730	693,306	640,749	3,846,036	3,203,768	13,250	9,583,839
	2014	972,115	678,214	453,010	2,427,480	3,001,414	13,000	7,545,233

R. J. Christensen (retired 2/1/2017)	2016	800,000	774,300	348,786	791,160	1,579,983	13,250	4,307,479
President & Chief	2015	774,769	513,546	323,404	2,152,891	1,589,071	13,250	5,366,931
Financial Officer	2014	691,634	502,420	370,532	1,625,870	2,881,590	13,000	6,085,046

G. L. Moore	2016	547,693	283,900	204,268	421,080	776,997	13,250	2,247,188
Executive Vice President

R. A. Bengston	2016	449,615	283,900	138,061	263,025	538,546	13,250	1,686,397
Senior Vice President	2015	427,692	224,106	124,721	604,903	531,428	13,250	1,926,100
	2014	396,538	143,735	170,040	568,960	974,057	13,000	2,266,330

T. K. Quinn	2016	440,000	283,900	134,997	318,164	227,285	13,250	1,417,596
Senior Vice President	2015	444,923	238,098	132,514	665,298	161,986	13,250	1,656,069
	2014	421,538	154,736	180,656	582,698	345,409	13,000	1,698,037

(a)	Represents the grant date fair value of restricted stock awards on February 4, 2016, February 4, 2015, and February 7, 2014, calculated in accordance with FASB ASC Topic 718. For additional information, refer to Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(b)	Represents the aggregate grant date fair value of stock options granted under the Company’s Long-Term Incentive Plan (“LTIP”) on February 4, 2016, February 4, 2015, and February 7, 2014, calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note Q in the Consolidated Financial Statements in the Company’s Annual Reports on Form 10-K for 2016, 2015 and 2014.

(c)	Amounts for 2016 represent the awards earned under the IC Plan in 2016 that are determined and paid in 2017. Cash awards earned under the LTIP for the 2014-2016 cycle will not be determined until late April 2017. Non-Equity Incentive Plan Compensation amounts for 2015 and 2014 include awards under both plans.

(d)	Represents the aggregate change in value during 2016 of benefits accrued under the Company’s qualified defined-benefit retirement plan and Supplemental Retirement Plan (R. E. Armstrong $2,354,372; R. J. Christensen $1,572,642; G. L. Moore $776,997; R. A. Bengston $516,642; T. K. Quinn $227,285); and the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (R. E. Armstrong $0; R. J. Christensen $7,341; G. L. Moore $0; R. A. Bengston $21,904; T. K. Quinn $0); Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $13,250 for each Named Executive Officer for 2016, $13,250 for 2015, and $13,000 for 2014. Aggregate perquisites were less than $10,000 for all Named Executive Officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
R. E. Armstrong
Restricted Stock (b)	2/4/2016				44,240				2,212,000
Stock Options (b)	2/4/2016						92,382	50.00	693,623
LTIP Cash (b)		123,750	1,815,000	3,630,000
Annual Incentive Cash (c)		605,000	1,512,500	3,025,000

R. J. Christensen
Restricted Stock (b)	2/4/2016				15,486				774,300
Stock Options (b)	2/4/2016						46,454	50.00	348,786
LTIP Cash (b)		32,727	720,000	1,440,000
Annual Incentive Cash (c)		76,000	760,000	1,520,000

G. L. Moore
Restricted Stock (b)	2/4/2016				5,678				283,900
Stock Options (b)	2/4/2016						27,206	50.00	204,268
LTIP Cash (b)		17,500	385,000	770,000
Annual Incentive Cash (c)		8,800	440,000	880,000

R. A. Bengston
Restricted Stock (b)	2/4/2016				5,678				283,900
Stock Options (b)	2/4/2016						18,388	50.00	138,061
LTIP Cash (b)		8,591	270,000	540,000
Annual Incentive Cash (c)		25,200	315,000	630,000

T. K. Quinn
Restricted Stock (b)	2/4/2016				5,678				283,900
Stock Options (b)	2/4/2016						17,980	50.00	134,997
LTIP Cash (b)		9,600	264,000	528,000
Annual Incentive Cash (c)		24,640	308,000	616,000

(a)	See the Compensation Discussion and Analysis for how these amounts are determined.

(b)	Represents grants and awards under the LTIP described on page 19. The grant date fair value of restricted stock awards is the number of restricted shares multiplied by the closing price of Company stock on the grant date of $50.00.

(c)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (“IC Plan”) described on page 17.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2016:

		Option Awards (a)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (e)
R. E. Armstrong	15,188	0	45.74	1/1/2011	1/30/2018	2,866(b)	183,137
	28,024	0	30.81	1/1/2012	2/6/2019	5,550(c)	354,645
	21,758	0	36.12	1/1/2013	2/2/2020	33,180(d)	2,120,202
	31,380	0	50.50	1/1/2014	2/3/2021
	49,102	0	43.24	1/1/2015	2/2/2022
	43,672	0	47.81	1/1/2016	2/6/2023
	0	34,394	59.15	1/1/2017	2/7/2024
	0	58,372	62.46	1/1/2018	2/4/2025
	0	92,382	50.00	1/1/2019	2/4/2026

R. J. Christensen	35,720	0	47.81	1/1/2016	2/6/2023	2,123(b)	135,660
	0	28,132	59.15	1/1/2017	2/7/2024	4,110(c)	262,629
	0	29,462	62.46	1/1/2018	2/4/2025	11,614(d)	742,135
	0	46,454	50.00	1/1/2019	2/4/2026

G. L. Moore	5,748	0	45.74	1/1/2011	1/30/2018	759(b)	48,500
	8,624	0	30.81	1/1/2012	2/6/2019	1,494(c)	95,467
	8,370	0	36.12	1/1/2013	2/2/2020	4,258(d)	272,086
	5,736	0	50.50	1/1/2014	2/3/2021
	13,220	0	43.24	1/1/2015	2/2/2022
	10,164	0	47.81	1/1/2016	2/6/2023
	0	9,360	59.15	1/1/2017	2/7/2024
	0	11,362	62.46	1/1/2018	2/4/2025
	0	27,206	50.00	1/1/2019	2/4/2026

R. A. Bengston	11,710	0	43.24	1/1/2015	2/2/2022	607(b)	38,787
	8,762	0	47.81	1/1/2016	2/6/2023	1,794(c)	114,637
	0	12,910	59.15	1/1/2017	2/7/2024	4,258(d)	272,086
	0	11,362	62.46	1/1/2018	2/4/2025
	0	18,388	50.00	1/1/2019	2/4/2026

T. K. Quinn	2,786	0	45.74	1/1/2011	1/30/2018	654(b)	41,791
	9,964	0	30.81	1/1/2012	2/6/2019	1,906(c)	121,793
	10,228	0	36.12	1/1/2013	2/2/2020	4,258(d)	272,086
	8,108	0	50.50	1/1/2014	2/3/2021
	12,296	0	43.24	1/1/2015	2/2/2022
	9,436	0	47.81	1/1/2016	2/6/2023
	0	13,716	59.15	1/1/2017	2/7/2024
	0	12,072	62.46	1/1/2018	2/4/2025
	0	17,980	50.00	1/1/2019	2/4/2026

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted on February 7, 2014. Twenty-five percent of the shares vested on March 1, 2014 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting date is January 1, 2017.

(c)	Represents restricted stock granted on February 4, 2015. Twenty-five percent of the shares vested on March 1, 2015 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2017 and January 1, 2018.

(d)	Represents restricted stock granted on February 4, 2016. Twenty-five percent of the shares vested on March 1, 2016 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2017, January 1, 2018 and January 1, 2019.

(e)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2016 of $63.90.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2016 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($) (b)
R. E. Armstrong	13,704	195,734	19,014	959,992
R. J. Christensen	36,008	603,494	9,682	479,487
G. L. Moore	6,546	97,495	3,277	162,870
R. A. Bengston	0	0	3,099	154,432
T. K. Quinn	3,024	30,851	3,214	159,883

(a)	The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(b)	The dollar amounts are determined by multiplying the number of restricted shares that vested by the per-share closing price of the Company’s common stock on the vesting date.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2016:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. E. Armstrong	Retirement Plan	23	1,204,224	0
	Supplemental Retirement Plan	23	10,937,309	0
R. J. Christensen	Retirement Plan	33	1,566,145	0
	Supplemental Retirement Plan	33	8,879,713	0
G. L. Moore	Retirement Plan	29	953,997	0
	Supplemental Retirement Plan	29	2,006,171	0
R. A. Bengston	Retirement Plan	24	1,197,168	0
	Supplemental Retirement Plan	24	2,258,584	0
T. K. Quinn	Retirement Plan	11	373,372	0
	Supplemental Retirement Plan	11	762,887	0

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (“SRP”) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and the benefits will be paid at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit. Executives terminated for cause, as defined in the Plan, forfeit all SRP benefits.

Normal retirement age under both plans is 65, and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2016, R. E. Armstrong, R. J. Christensen, G. L. Moore, and R. A. Bengston are eligible for a reduced early retirement benefit.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2016. Present value calculations for each Named Executive Officer assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include the use of Citigroup’s December 31, 2016 yield curve to discount future payouts (equivalent to a discount rate of 4.05 percent for the Plan in aggregate) and a 2015 discount rate of 4.25 percent. The mortality assumptions use the RP-2006 Male Annuitant Mortality Table projected generationally with projection scale MP-2016 (MP-2015 for 2015).

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2016. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive.

Name	Executive Contribution in 2016 ($)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2016 (a)($)
R. E. Armstrong	0	0	0	0
R. J. Christensen	0	25,943	0	698,670
G. L. Moore	0	0	0	0
R. A. Bengston	0	797,433	0	4,555,255
T. K. Quinn	0	6,098	0	20,926

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2016 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: R. J. Christensen $7,341; and R. A. Bengston $21,904. Certain of the Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account on the date the award was payable and interest is compounded monthly on the account balance based on the simple combined average of the daily Aa Industrial Bond yield average for the immediately preceding month. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are treated as if they had been invested in the Company’s common stock on the date the cash award is payable. Dividend equivalents are credited to the stock unit account and treated as if they had been invested in the Company’s common stock on the date the dividend is paid to stockholders. A Named Executive Officer’s stock unit account is paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments, at the election of the Named Executive Officer. Payment of a Named Executive Officers income account and stock unit account will be made or commence to be made in the first January following the Named Executive Officer’s termination of employment, unless the Named Executive Officer elects to have payment occur or commence on an earlier date, except that payment on account of termination of employment to a participant who is a specified employee for purposes of Section 409A on the Internal Revenue Code will not be made prior to the first day of the month following the six-month anniversary of termination of employment. If the Named Executive Officer dies before his or her interest under the Deferred Compensation Plan has been distributed, his or her interest will be distributed to his or her beneficiary. A Named Executive Officer will forfeit his or her entire interest under the Deferred Compensation Plan if he or she is terminated by the Company for cause or if the Named Executive Officer refuses to provide advice or counsel to the Company or any of its subsidiaries after the Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2016. These payments do not include deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	R. E. Armstrong ($)	R. J. Christensen ($)	G. L. Moore ($)	R. A. Bengston ($)	T. K. Quinn ($)
Termination for Cause	0	0	0	0	0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	1,182,775	791,160	421,080	263,025	NA
Long-Term Cash Award	675,000	500,000	190,000	240,000	NA
Restricted Stock	2,657,984	1,140,423	416,052	425,510	NA
Total	4,515,759	2,431,583	1,027,132	928,535	NA
Death
Annual Incentive Plan	1,182,775	791,160	421,080	263,025	318,164
Long-Term Cash Award	2,380,000	1,178,000	478,333	490,000	513,000
Restricted Stock	2,657,984	1,140,423	416,052	425,510	435,670
Total	6,220,759	3,109,583	1,315,465	1,178,535	1,266,834
Change in control
Annual Incentive Plan	3,025,000	1,520,000	880,000	630,000	616,000
Long-Term Cash Award	4,760,000	2,356,000	956,667	980,000	1,026,000
Restricted Stock	2,657,984	1,140,423	416,052	425,510	435,670
Total	10,442,984	5,016,423	2,252,719	2,035,510	2,077,670

Termination for Cause. If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP Administrative Guidelines, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause. If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options would remain exercisable for one month from the date of termination.

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. R. E. Armstrong, R. A. Bengston and G. L. Moore would receive single lump-sum cash payments. R. J. Christensen and T. K. Quinn would receive monthly annuities payable for life. If termination occurred on December 31, 2016, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2017 for R. E. Armstrong, R. J. Christensen, G. L. Moore, R. A. Bengston and T. K. Quinn.

Retirement.    All Named Executive Officers except T. K. Quinn were eligible for early retirement benefits. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause”. Annual incentive compensation earned in 2016 would have been paid in the first quarter of 2017 and long-term incentive cash awards earned under the 2014-2016 performance cycle would be paid in April 2017 based on actual performance against goals. The long-term performance awards in the table reflect target awards. LTIP cash awards for incomplete cycles are prorated for retirement after age 62, with 15 or more years of service. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for the full term following retirement at or after age 62. All outstanding annual restricted stock for the Named Executive Officers under age 62 would continue to vest according to the vesting schedule until age 62 when they would vest in full. The amount listed for restricted stock in the table reflects continued service vesting of unvested shares at the fair market value on December 31, 2016, which was $63.90 per share.

Death.    In the event of the death of a Named Executive Officer on December 31, 2016, beneficiaries of the Named Executive Officer would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

•

Long-term incentive cash awards earned under the 2015-2017 LTIP performance cycle and the 2016-2018 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals.

•	All outstanding restricted stock would vest immediately.

Change in control.    Benefits payable in the event of a change in control on December 31, 2016 are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

•

Named Executive Officers employed on December 31, 2016 would have been entitled to a maximum IC award for 2016 (200 percent of target), a maximum long-term incentive cash award under the 2014-2016 performance cycle of the LTIP and a maximum prorated award under the 2015-2017 and the 2016-2018 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payment amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control.

•	All outstanding restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

•

Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2016 for each Named Executive Officer was: R. E. Armstrong $1,531,537; R. J. Christensen $821,763; G. L. Moore $438,985; R. A. Bengston $333,277; T. K. Quinn $332,457.

•

Increased Supplemental Retirement Plan Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2016 are as follows: R. E. Armstrong $350,607; R. J. Christensen $896,403; G. L. Moore $62,451; R. A. Bengston $158,455; T. K. Quinn $471,380. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate, which will be zero percent.

ITEM 2:	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (“SAY ON PAY”)

In 2011, PACCAR stockholders voted to approve a three-year cycle review of executive compensation. In 2014, PACCAR stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1) (known as a “say on pay” vote). Over 98% of the voted shares approved the compensation of the Named Executive Officers. In 2017, PACCAR stockholders have a “say on pay” vote.

In 2016, the Company reported very good revenue, earned adjusted net income of $1.35 billion, excluding the European Commission settlement of $833 million, and delivered Total Shareholder Return (TSR) of 38.3%. The Company has delivered 78 consecutive years of net income, paid annual dividends every year since 1941 and delivered average annual total return to stockholders over the past 15 years of 14.7 percent versus 6.7 percent for the S&P 500.

2016 Financial Results and Business Highlights:

•	Revenues of $17.03 billion

•	Adjusted net income of $1.35 billion (1)

•	8.0% Adjusted after-tax return on revenue (2)

•	Stockholders’ equity of $6.78 billion

•	A total dividend of $1.56 per share declared

•	Achieved TSR of 38.3%

•	Introduced a proprietary PACCAR tandem axle in North America

•	Record 64% PACCAR heavy-duty trucks sold with a PACCAR MX engine

•	PACCAR Parts opened new Renton distribution center

•	Introduced the PACCAR MX-11 engine to U.S. customers

(1)	Adjusted net income consists of GAAP net income of $522 million excluding the European Commission settlement of $833 million

(2)	After-tax return on revenue based on GAAP net income of $522 million is 3.1%

The Company’s executive compensation program provides excellent incentives for executives to deliver superior short- and long-term business performance and stockholder returns. The Board of Directors recommends an advisory vote to APPROVE the compensation of the Named Executive Officers.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 13 of this Proxy Statement describes in detail the Company’s 2016 executive compensation program and the decisions made by the Compensation Committee. Highlights of the CD&A include the following:

•

Incentive-based pay (“Pay for Performance”) represents approximately 69 percent of the Named Executive Officers’ target total compensation, with approximately 47 percent related to long term incentives and 22 percent related to achievement of challenging annual performance goals.

•

The Named Executive Officers earn long-term equity awards in the form of restricted stock and stock options subject to multiple-year vesting requirements. The Company believes these awards ensure that a significant portion of the executives’ compensation reflects long-term growth in stockholder value.

•	Executive officer stock ownership guidelines align executives’ long-term goals with that of stockholders. The Chief Executive Officer owns PACCAR stock greater than five times his base salary.

•	None of the Named Executive Officers has an employment agreement or severance arrangement.

The Company RECOMMENDS stockholders APPROVE the following “say on pay” resolution:

“RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.”

This advisory vote is an excellent method for stockholders to provide input on the Company’s executive compensation program. Although the vote is not binding on the Company, the Board and Compensation Committee value the opinions expressed by stockholders and will consider the outcome of the vote when evaluating future executive compensation decisions. The next advisory vote on executive compensation is scheduled for 2020.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

ITEM 3:	ADVISORY VOTE ON THE FREQUENCY OF THE “SAY ON PAY” VOTE ON EXECUTIVE COMPENSATION

In 2011, PACCAR stockholders voted to approve a three-year cycle review of executive compensation. In 2017, PACCAR Stockholders are again asked to vote on the timing of future advisory votes on compensation as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). Stockholders may choose among four options (you may vote for “One Year,” “Two Years,” “Three Years” or mark your proxy “Abstain”). The Board of Directors RECOMMENDS A VOTE OF THREE YEARS because this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our compensation philosophy, objectives and practices.

•

Essential components of the Company’s Long Term Incentive Plan are measured over a three-year performance cycle. Therefore it is appropriate for the advisory “say on pay” vote to occur over a similar timeframe.

•	A three-year cycle will provide stockholders sufficient time to evaluate the effectiveness of the Company’s short- and long-term compensation strategies and company performance.

•	A three-year cycle allows the Board and the Compensation Committee to respond to stockholders’ suggestions and to implement modifications to its executive compensation policies and procedures.

This advisory vote is an excellent method for stockholders to provide input on the Company’s executive compensation program. Although the vote is not binding on the Company, the Board and Compensation Committee will review and consider the results of the vote in determining how often to conduct the stockholder vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF THREE YEARS ON ITEM 3.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated all Audit Committee members as Audit Committee financial experts.

Among the Committee’s responsibilities are the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

R. C. McGeary, Chairman

A. J. Carnwath

L. Kaufmann

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2016 and has been selected to perform this function for 2017. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young LLP for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. Ernst & Young LLP has served as the Company’s independent auditor since 1945. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E.

The services provided for the years ended December 31, 2016 and December 31, 2015 are as follows:

	(in millions)
	2016	2015
Audit	$7.36	$7.24
Audit-Related	.19	.12
Tax	.47	.67
All Other	.00	.00

Total	$8.02	$8.03

Audit Fees.  In the year ended December 31, 2016, the independent auditors, Ernst & Young LLP, charged the Company $7.36 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2016, the independent auditors, Ernst & Young LLP, billed the Company $.19 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2016, the independent auditors, Ernst & Young LLP, billed the Company $.47 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2016, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer group of companies identified in the graph (the “Peer Group Index”) for the last five fiscal years ended December 31, 2016. Effective January 1, 2015, the Company revised its peer group to include CNH Industrial N.V. (the parent company of Iveco) and remove Scania AB, which was acquired by Volkswagen in 2014 and is no longer publicly traded. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index consists of AGCO Corporation, Caterpillar Inc., CNH Industrial N.V., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation, Oshkosh Corporation and AB Volvo. CNH Industrial is included from September 30, 2013, when it began trading on the New York Stock Exchange. The comparison assumes that $100 was invested December 31, 2011, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2011	2012	2013	2014	2015	2016
PACCAR Inc	100	125.12	168.78	199.47	145.37	201.17
S&P 500 Index	100	116.00	153.57	174.60	177.01	198.18
Peer Group Index	100	112.85	131.30	125.95	98.83	140.99

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the names, addresses and numbers of shares held by the proponents upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of the proposals exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 4:	STOCKHOLDER PROPOSAL REGARDING SUPERMAJORITY VOTE PROVISIONS

Proposal 4 – Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our charter and bylaws.

PACCAR shareholders could give a greater level of support for this proposal than the 49% support that they gave to the 2016 proposal to PACCAR on this same topic. Also the founding family members could sell some of their stock which would also mean greater support for this proposal topic. In 2016 our company prudently adopted one-year terms for directors (replacing 3-year terms) after shareholders gave majority support to this topic in 2015.

Please vote to enhance shareholder value:

Simple Majority Vote – Proposal 4

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION TO REPEAL THE SUPERMAJORITY VOTING PROVISIONS AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

PACCAR is committed to corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders. After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for significant matters that affect the Company.

The Company’s governance practices and strong financial performance have delivered outstanding long-term results to stockholders.

The Company is one of only 46 companies in the S&P 500 Index that has an S&P credit rating of A+ or better. The Company’s governance structure positions the Company for profitable long-term growth, which benefits its stockholders. The Company has delivered an average annual return to stockholders of 14.7 percent versus 6.7 percent for the S&P 500 percent return in the past 15 years ending December 31, 2016.

Supermajority voting requirements have been adopted by many leading companies.

Many publicly traded S&P 500 companies have supermajority voting provisions including Eaton, United Technologies, Nike and many others. These companies recognize the benefits that result from this positive governance structure.

Company stockholders have repeatedly rejected proposals to eliminate supermajority provisions.

PACCAR stockholders approved the supermajority provisions in 1986 by a vote of 78 percent of the outstanding shares. In 2008, 2010, 2011, 2012, 2013, 2014 and 2016, Company stockholders rejected proposals to eliminate the supermajority provisions. The Board of Directors believes that the existing two-thirds voting requirement is reasonable and appropriate to maximize value for all stockholders.

PACCAR has an excellent record in stockholder returns, governance and responsiveness to stockholder concerns.

The proponent provides no reason why PACCAR’s excellent long-term performance would be enhanced by eliminating its supermajority vote provisions. The following points demonstrate the Company’s commitment to sound corporate governance principles and long-term shareholder value.

•	Stockholders have shown strong support for the Company’s directors in each of the past 20 years.

•

The Company has a strong program of environmental innovation. It is the leader in alternative fuel commercial vehicles with over 40 percent U.S. market share in natural gas vehicles. PACCAR achieved a score of A- from CDP (formerly the Carbon Disclosure Project), an internationally recognized organization which collects and analyzes data relating to greenhouse gas emissions and sustainability practices.

•	The Company’s Certificate of Incorporation was amended in 2016 to allow for the annual election of all Directors.

•	The Company regularly reviews its corporate governance and meets with many of its large investors each year. PACCAR met with nearly 100 of its institutional investors in 2016.

•	The Board of Directors approved an amendment to the Company’s Long Term Incentive Plan which added vesting schedules for stock options and restricted share awards.

The Company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the Company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding voting stock must approve the recommended action. Examples of these important corporate transactions include the following:

•	amendment of the Certificate of Incorporation;

•	the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	removal of directors or the entire Board;

•	the Company’s merger or consolidation with another entity;

•	dissolution of the Company; and

•	approval of a stockholder action to replace, alter or repeal the bylaws.

The supermajority voting provisions protect PACCAR stockholders against the actions of short-term investors such as hedge funds or corporate activists.

The Company’s two-thirds supermajority vote provisions are designed to protect all PACCAR stockholders against coercive takeover tactics by requiring that a broad consensus of stockholders agree on significant corporate matters.

The current voting provisions encourage persons or firms making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all the Company’s stockholders are considered. In addition, the supermajority provisions allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders.

The supermajority voting provisions are in the best interest of PACCAR stockholders because they increase stability, improve long-term planning and represent a more comprehensive group of stockholders.

The Board of Directors believes that the Company benefits from the existing supermajority vote requirement because it enhances corporate stability and enables the Board to pursue long-term corporate strategies for the benefit of all stockholders. Major steps such as the sale, merger or dissolution of the Company should have the support of a supermajority of the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

ITEM 5:	STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

RESOLVED: Shareholders of PACCAR, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. Between January 2015 and October 2016, 95 similar shareholder proposals received majority votes and at least 270 companies of various sizes across industries enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 5 FOR THE FOLLOWING REASONS:

This proposal is similar to a proposal previously submitted by the same proponent at the Company’s April 2016 Annual Meeting that was rejected by the stockholders. The Board of Directors has carefully considered this stockholder proposal and recommends that stockholders vote against this proposal for the reasons set forth below.

PACCAR is committed to sound corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure the Company is governed with the highest standards of integrity and in the best interest of its stockholders. The Board’s Nominating and Governance Committee has an excellent process for recommending qualified director nominees, including candidates identified by an independent firm which assists in the review of director candidates. The Board also considers nominees who are recommended by stockholders. The Board and stockholders approved an amendment to the Company Certificate of Incorporation which provides for the annual election of all directors, beginning with the class of directors elected at this 2017 Annual Meeting. The annual election of directors ensures that the full Board is accountable to stockholders for governance and financial performance on an annual basis. Under the bylaws, directors are elected by a majority vote in uncontested elections.

After careful consideration, the Board of Directors believes that “proxy access” is not in the best interests of stockholders for the following reasons:

•	Proxy access can significantly disrupt Company and Board operations and increase the Company’s costs;

•	Proxy access can be abused by special-interest groups who do not represent the long-term interests of stockholders and would use the proxy statement as a campaign tool;

•	Proxy access would undermine the role of the independent Nominating and Governance Committee in evaluating qualified Director candidates.

The Company’s existing corporate governance structure provides for meaningful and significant stockholder input in the director election and governance process. Stockholders can correspond directly with the Board and its individual Directors. Stockholders have the opportunity to solicit proxies for their own nominees for election of directors and present proposals for inclusion in the proxy and presentation at the annual meeting of stockholders.

Implementation of the Proposal May Significantly Disrupt Company and Board Operations and Increase the Company’s Costs

Proxy access may lead to an inexperienced, fragmented and unstable Board that is less efficient and less able to provide meaningful and effective oversight of the operations and long-term strategies. With proxy access, there is an increased likelihood that Director elections will be contested. Contested elections can (1) divert the Board and management from their duties and responsibilities to the Company, (2) encourage a more short-term focus at the expense of long-term stockholder value, (3) reduce Board cohesiveness and (4) discourage highly qualified director candidates from serving because of the prospect of routinely standing for election in a contested situation. The proponents’ proxy access proposal could also increase the Company’s costs by encouraging expensive and disruptive proxy contests.

Directors Proposed by Special Interests Do Not Represent the Long-Term Interests of All Stockholders

Proxy access could inject special interest politics into the Boardroom by allowing an individual stockholder (or a minority group of stockholders) with narrowly tailored special interests or short-term goals to use the proxy to promote an agenda which favors the interests of the minority rather than the long-term interests of all of the stockholders. Moreover, unlike the Board, stockholders who advance their nominees do not have a fiduciary duty to act in the best interests of the Company and protect fellow stockholders.

PACCAR’s Corporate Governance Structure is Best Suited to Evaluate Qualified Director Candidates

The Board’s Nominating and Governance Committee has a well-developed process for identifying, evaluating and recommending qualified Director nominees with a diverse and complementary blend of experiences, skills, gender and perspectives. The Nominating and Governance Committee retains an independent firm to assist in the identification of qualified director candidates. Prospective director nominees are recommended by the independent firm and candidates are reviewed thoroughly for suitability. The process is designed to identify and nominate for consideration those Director candidates who possess the training, experience and diverse background necessary to enhance the Company’s business and adhere to the highest standards of corporate governance. The Nominating and Governance Committee is in the best position to assess whether potential director nominees will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all stockholders, not just those with special interests. Proxy access bypasses the rigorous screening of director candidates undertaken by the Nominating and Governance Committee and allows a proponent to place into nomination candidates who may lack the required mix of experience, skill and perspective needed to be an effective participant on the Company’s Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2018

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 16, 2017, to be considered for inclusion in the proxy materials for the Company’s 2018 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available upon request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

J. D. Clack

Secretary

March 16, 2017

Directions to PACCAR Parts Distribution Center

PACCAR PARTS DISTRIBUTION CENTER

405 Houser Way North

Renton, WA 98057

425.254.4200

Driving Directions	Parking

From I-405 southbound

• Take Exit 5.

• Turn right at end of ramp.

• Merge into left lane and turn left onto Garden Ave. N.

• Turn left onto North 8th Street.

• Follow signs to Shareholder Event parking.

From I-405 northbound

• Take Exit 5.

• Turn left at end of ramp.

• Go through traffic light and down the hill.

• Merge into left lane and turn left onto Garden Ave. N.

• Turn left onto North 8th Street.

• Follow signs to Shareholder Event parking.

Attendants at the entrance gate will provide directions to available parking.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” all the Director Nominees listed in Item 1.
1. Election of four Class I director nominees to serve for one-year terms.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01. Beth E. Ford	☐	☐	☐	03. Roderick C. McGeary	☐	☐	☐

02. Kirk S. Hachigian	☐	☐	☐	04. Mark A. Schulz	☐	☐	☐

ò Please fold here – Do not separate ò

The Board of Directors Recommends a Vote “FOR” Item 2.

2. Advisory resolution to approve executive compensation				☐ For ☐ Against ☐ Abstain

The Board of Directors Recommends a Vote of “THREE YEARS” on Item 3.

3. Advisory vote on the frequency of executive compensation votes			☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

The Board of Directors Recommends a Vote “AGAINST” Items 4 and 5.

4. Stockholder proposal to eliminate supermajority voting				☐ For ☐ Against ☐ Abstain

5. Stockholder proposal to provide proxy access				☐ For ☐ Against ☐ Abstain

NOTE: To transact such other business as may properly come before the meeting.

IMPORTANT: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES LISTED IN ITEM 1, FOR ITEM 2, FOR THREE YEARS ON ITEM 3 AND AGAINST ITEMS 4 AND 5.

Date	Signature(s) in Box
Please sign exactly as name(s) appears in type. Joint owners should each sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign full corporate or partnership name by authorized officer.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 25, 2017

10:30 a.m.

PACCAR Parts Distribution Center

405 Houser Way North

Renton, Washington 98057

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 25, 2017 at 10:30 a.m. at the PACCAR Parts Distribution Center, Renton, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2017annualmeeting/.

777 - 106th Avenue N.E. Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2017.

The shares of common stock you hold of record on February 28, 2017 will be voted as you specify on the reverse side.

If the proxy is signed, dated and returned but no choice is specified, the proxy will be voted “FOR” all the Director Nominees listed in Item 1, “FOR” Item 2, for “THREE YEARS” in Item 3 and “AGAINST” Items 4 and 5. By signing and dating the proxy, you revoke all prior proxies and appoint Mark C. Pigott and Charles R. Williamson, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

This proxy card also constitutes voting instructions to the Trustee of the PACCAR Inc Savings Investment Plan (SIP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held by the Trustee in the SIP. The shares will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are timely received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.

This proxy card also constitutes voting instructions to the record holder of the Employee Stock Purchase Plan to vote the interest of the undersigned in the shares of Common Stock of PACCAR held in the Plan.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/PCAR Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 24, 2017.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 24, 2017.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.